UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2005

XTO ENERGY INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-10662	75-2347769
(Commission File Number)	(IRS Employer Identification No.)

810 Houston, Fort Worth Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 870-2800

(Registrant’s Telephone Number, Including Area Code)

NONE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Revolving Credit Agreement. On April 1, 2005, the Company entered into a $1.5 billion amended and restated 5-year revolving credit agreement with J.P. Morgan Chase Bank, N.A., as Administrative Agent and a syndicate of banks, as lenders, to amend and restate the Company’s 5-Year Revolving Credit Agreement dated as of February 17, 2004. Material terms of the agreement are described in Item 2.03 which is incorporated by reference into this Item 1.01.

Amendment to Term Loan Agreement. On April 1, 2005, the Company, Bank of America, N.A., as Administrative Agent and a syndicate of banks, as lenders, entered into an amendment to the Company’s $300 million Term Loan Credit Agreement, dated as of November 10, 2004, between the parties. The amendment conforms the covenants contained in the term loan to be the same as contained in the Amended and Restated 5-Year Revolving Credit Agreement, which was amended and restated as of the same date. Changes included modifications in the permitted encumbrances and permitted investments definitions.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 1, 2005, the Company entered into an amended and restated $1.5 billion five-year senior revolving credit agreement with J.P. Morgan Chase Bank, N.A., as Administrative Agent and a syndicate of banks, as lenders, that provides for an initial commitment amount of $1.5 billion, which may be increased to a maximum of $2 billion by the Company with the approval of the administrative agent and the banks (which may be additional parties) who provide the increased loan amount. The new agreement amends and restates the existing five-year revolving credit agreement dated February 17, 2004. The facility will be used by the Company to fund acquisitions, repay outstanding bank debt, as a backup facility for commercial paper and for general corporate purposes. As of April 1, 2005, the Company had drawn down $840 million of the facility, primarily in connection with the acquisition of Antero Resources Corporation. The maturity date on the facility is April 1, 2010, with annual options commencing in 2006 to extend the maturity date by one year. The Company has the option of borrowing at floating interest rates based on the prime rate plus one-half of one percent or at fixed rates based on LIBOR plus an applicable margin for eurocurrency liabilities. The applicable margin is based on a ratings grid ranging from 0.375 percent to 0.875 percent that applies in the event of any subsequent ratings agency changes in the Company’s debt rating. The current margin is 0.75 percent, which is 0.125 percent higher than the applicable grid amount because more than half of the facility has been drawn. The Company has the option of selecting one, two, three, or six month interest periods, or, to the extent funds are available as determined by the Administrative Agent, may select shorter or longer interest periods. Interest is paid at maturity of each period, or quarterly if the term is for a period of 90 days or more. The Company also incurs a commitment fee on unused borrowing commitments based on the ratings grid ranging from 0.090 percent to 0.175 percent based on the Company’s debt rating. The current rate is .125 percent. The

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Company can prepay the outstanding principal on any date prior to the maturity date without penalty, or pay the outstanding principal amount in full at maturity.

Payments under the agreement may be accelerated in the event of a default as defined in the revolving credit agreement that are not otherwise waived or cured. Events of default include:

–	Default in the payment of principal or reimbursement of letter of credit disbursements for one business day;

–	Default in the payment of interest or any fees for three business days;

–	Default in the performance of any other covenant, condition or agreement contained in the revolving credit agreement continuing for 30 days after notice to the Company;

–	Default in the payment of principal or interest on, or breach of any other provision causing the acceleration of, any other debt of the Company whose aggregate principal amount exceeds $50 million;

–	Default, that extends beyond any applicable grace period, under an International Swap Dealers Association Master Agreement that permits holders of a principal amount that exceeds $50 million to declare an early termination date or otherwise cause the acceleration of the debt prior to maturity;

–	Voluntarily commencing, or having entered against the Company, a decree of bankruptcy, reorganization, insolvency or similar case; and

–	A change of control.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date: April 4, 2005	By:	/S/ BENNIE G. KNIFFEN
Bennie G. Kniffen Senior Vice President and Controller

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